Exhibit 19(a)

ONCOR PRINCIPLES, POLICIES AND PROCEDURES

Title:	Transactions in Company and Affiliate Securities
Responsible Officer:	General Counsel

Scope / Application

This policy applies to (i) Oncor Electric Delivery Company LLC (“Oncor”) and (ii) its officers and employees, and members of its board of directors, as well as other representatives (including consultants and contractors) of Oncor who have access to Material Non-Public Information through their business relationships with Oncor (each, an “Affected Person” and collectively, “Affected Persons”).

Purpose

This policy has been established to assure that Oncor and every Affected Person fully complies with applicable federal and state securities laws and regulations.

Policy

Insider Trading Prohibited

No Affected Person shall directly or indirectly (i) transact in (which for purposes of this policy includes, among other transactions, buying, selling, gifting, or cancelling an order involving) securities of Oncor or its majority indirect equity owner, Sempra, or  any of its subsidiaries (together with Sempra,  “Sempra”) while in possession of Material Non-Public Information about Oncor or Sempra or (ii) pass on such information to others, including Related Persons (“tipping”).  This policy also prohibits any Affected Person from suggesting any transaction involving Oncor or Sempra securities to others while in possession of such Material Non-Public Information.

This policy also prohibits an Affected Person from directly or indirectly (i) transacting in securities of other companies (e.g., customers, suppliers, competitors, affiliates, joint-venture partners, or potential business combination parties) while in the possession of Material Non-Public Information relating to those companies gained by virtue of their position with Oncor,  (ii) tipping such information to others,  or (iii) suggesting any transaction of such securities to others while in possession of such information.

Each Affected Person shall maintain as confidential and shall not disclose any of the foregoing Material Non-Public Information to any third party (including Related Persons), except in the case of: (i) a disclosure to a third party that is bound by a duty of confidentiality, (ii) a disclosure required by applicable law, or (iii) an official corporate disclosure such as a news release or a required filing with a federal or state governmental agency.

Exhibit 19(a)

Blackout Period Trading Prohibited

In addition to complying with the insider trading prohibitions set forth above,  members of the board of directors of Oncor and certain designated employees and other Oncor representatives who routinely have non-public information regarding Oncor’s and/or Sempra’s quarterly and/or annual financial results are prohibited from transacting in any securities of Oncor or Sempra during a quarterly blackout period.  The quarterly blackout period begins on the twentieth day of the last month of each calendar quarter and ends after the second, full trading day following the later of Oncor’s or Sempra’s public release of financial results for that quarter or the year then ended.  Trading during a quarterly blackout period is prohibited for:

•All members of the board of directors of Oncor

•All Oncor officers

•Certain employees or other representatives of Oncor designated by Oncor’s Chief Financial Officer or General Counsel

Directors, officers, employees, and other representatives who are subject to quarterly blackout period trading prohibitions will be advised in writing of the applicability of these prohibitions on a quarterly basis.  In extraordinary circumstances, Oncor’s General Counsel may waive the blackout period trading prohibitions of this section (but not the insider trading prohibitions set forth above) upon individual request.

Exceptions to Insider Trading and Blackout Period Trading Prohibitions

This policy shall not in any event preclude:  (i) an Affected Person (except as otherwise provided in clause (ii) of this section) from trading in the securities of an entity pursuant to a Rule 10b5-1 Trading Arrangement or a Non-Rule 10b5-1 Trading Arrangement, so long as any such trade is otherwise completed in accordance with applicable law;  or (ii) a member of the board of directors of Oncor who is an officer or director of an entity other than Oncor and who is subject to the insider trading policy of such other entity from trading in the securities of that entity to the extent such trade is both permitted by the insider trading policy of that entity and otherwise completed in accordance with applicable law.

Required Reporting by Officers and Directors of Trading Arrangements

Any officer of Oncor and any member of the board of directors of Oncor who establishes, modifies, or terminates a Rule 10b5-1 Trading Arrangement or a Non-Rule 10b5-1 Trading Arrangement relating to securities of Oncor must notify the General Counsel’s Office within two business days after establishment, modification, or termination of any such trading arrangement.

In addition, to the extent any officer of Oncor or any member of the board of directors of Oncor, or any of their Related Persons, executes a trade in any of Oncor’s senior secured notes listed on the Irish Stock Exchange plc, also known as Euronext Dublin, trading on the Global Exchange Market (the “Listed Notes”), or any derivatives linked to the Listed Notes, such officer or member of the board of directors must notify the General Counsel’s Office promptly after such trade, and no later than one business day after the transaction.

Exhibit 19(a)

Transactions by Oncor

From time to time, Oncor may engage in transactions in its own securities.  Oncor is prohibited from trading in its securities or securities of other companies with which Oncor does business in violation of applicable federal and state insider trading laws.

Violation Reporting

Oncor or an Affected Person who violates this policy, or knows of any such violation by Oncor or another Affected Person, as applicable, must report the violation immediately to any of the following compliance functions:

•General Counsel

•Chief Ethics Officer

•Chief Compliance Officer

•Internal Audit

•Ethics & Compliance Helpline at 1-877-776-1003 or https://oncor.alertline.com

Individual Responsibility and Sanctions

Each Affected Person is responsible for making sure that such Affected Person and any Related Person complies with this policy.  In all cases, the responsibility for determining whether an individual is in possession of Material Non-Public Information rests with that individual, and any action on the part of Oncor or any of its officers, employees, or directors pursuant to this policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

A violation of this policy will be viewed seriously and provides grounds for disciplinary action, including dismissal.  Furthermore, the government can seek a variety of remedies and sanctions when a person commits insider trading.  Besides being required to disgorge profits gained or losses avoided, the offender may be subject to substantial fines and/or imprisonment.

Definitions / Key Terms

Related Person means, with respect to any person:

•such person’s spouse;

•such person’s minor children;

•any other person who lives in such person’s household; and

•any other person who does not live in such person’s household but whose transactions in Oncor or Sempra securities are directed by such person or are subject to such person’s direct or indirect control (e.g. parents, children, or friends who consult with such person before they trade in Oncor or Sempra securities).

Exhibit 19(a)

In addition, the term Related Person includes any entity that is directly or indirectly controlled by such person (e.g. a corporation in which such person owns a majority of the voting stock, a limited partnership in which such person is a general partner, a trust in which such person is the trustee, or an estate in which such person is an executor).

Material Non-Public Information is generally considered to mean information not available to the general public that: (i) there is a substantial likelihood that a reasonable investor contemplating a transaction in related securities would consider important in making such investor's investment decision, or (ii) if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available.  Material Non-Public Information may include, but is not limited to, information relating to:

•earnings results or projections or significant changes in financial performance outlook, liquidity, or capital expenditures,

•mergers, acquisitions, dispositions, restructurings, tender offers, bank borrowings, note offerings, other financing transactions, joint ventures, or changes in assets,

•new or potential projects or discoveries,

•significant developments regarding customers or suppliers,

•results or projections or significant changes in performance compared to financial metrics in debt documents or agreements,

•significant cybersecurity incidents, such as a data breach,

•significant related party transactions,

•a change in auditors or notification that the auditor's reports may no longer be relied upon,

•significant regulatory or legal matters, including pending or threatened litigation, or

•changes in control or in key management.

Rule 10b5-1 Trading Arrangement means a Rule 10b5-1 trading arrangement as defined under Securities and Exchange Commission Regulation S-K Item 408 (17 CFR §229.408).

Non-Rule 10b5-1 Trading Arrangement means a non-Rule 10b5-1 trading arrangement as defined under Securities and Exchange Commission Regulation S-K Item 408 (17 CFR §229.408).